Exhibit 99.1

Dated: April 5, 2006

In an open-label, dose-escalation clinical trial of patients with advanced melanoma reported by NCI investigators at the iSBTc Conference in November 2005, doses of ipilimumab (also known as MDX-010) were escalated from 3.0 mg/kg, or in some patients 5.0 mg/kg, up to 9.0 mg/kg with each patient receiving a dose once every three weeks until the development of tumor shrinkage or a dose-limiting inflammatory event (a defined Grade III/IV adverse event characteristically observed with  ipilimumab therapy and correlated with a higher likelihood of tumor response). Of 80 patients, 65 patients received ipilimumab as monotherapy and the remainder received ipilimumab in combination with MDX-1379, a gp100 melanoma peptide vaccine. Eight of the 65 (12%) patients treated with monotherapy experienced clinical responses. Six of the 15 (40%) patients receiving ipilimumab in combination with MDX-1379 experienced clinical responses. The clinical responses that were observed were durable.

In a separate open-label pharmacokinetic and safety study, 24 patients (23 with advanced melanoma and one subsequently determined to have lung cancer and not melanoma)  received a dose of 10.0 mg/kg of ipilimumab as monotherapy once every three weeks for four doses. Nine of the total of 24 patients (38%; 39% of the 23 patients with melanoma) were progression-free at the first tumor assessment at 12 weeks. Of the total of 24 patients, two (8%; 9% of the 23 patients with melanoma) experienced clinical responses.

If the data on all monotherapy patients treated in the two studies were combined, the combined data would indicate an overall clinical response rate of approximately 11%.

The adverse events observed to date in these studies were consistent with previous clinical trials of ipilimumab. The most common inflammatory event reported was Grade III/IV colitis. Other inflammatory events observed included Grade III/IV hypophysitis and dermatitis. All inflammatory events responded to cessation of dosing and, where necessary, were managed with medical treatment.

On April 3, 2006, Medarex commenced a public offering of its common stock to which this communication is deemed to relate. Medarex has filed a shelf registration statement (including a prospectus and preliminary prospectus supplement), which has been declared effective, with the Securities and Exchange Commission (SEC) for this offering.

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-one of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with four of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.